BROOKSTONE ASSET MANAGEMENT, LLC

PROXY VOTING POLICIES AND PROCEDURES

Responsibility of Brookstone Asset Management (“BAM”) to Vote Proxies – BAM’s Proxy Voting Policies and Principles

BAM serves as investment advisor to the FormulaFolios US Equity Fund, the FormulaFolios US Equity Portfolio under the Northern Lights Fund Trust II, and the Booster Income Opportunities Fund, an interval fund. BAM’s proxy voting positions have been developed based on years of experience with proxy voting and corporate governance issues. These principles have been reviewed by various members of BAM’s organization, including portfolio management, legal counsel, and BAM’s officers. The Board of Managers of BAM will approve the proxy voting policies and procedures annually.

How BAM Votes Proxies - Fiduciary Considerations

BAM does not consider recommendations from any other third party to be determinative of BAM’s ultimate decision. As a matter of policy, the officers, directors and employees of BAM will not be influenced by outside sources whose interests conflict with the interests of BAM’s Clients.

Conflicts of Interest

All conflicts of interest will be resolved in the interests of BAM’s Clients. In situations where BAM perceives a material conflict of interest, BAM will disclose the conflict to the relevant BAM’s Clients. In these cases, BAM will defer to the voting recommendations of an independent third party provider of proxy services, send the proxy directly to the relevant BAM’s Clients for a voting decision, or take such other action in good faith (in consultation with counsel) which would protect the interests of BAM’s Clients.

Weight Given Management Recommendations

One of the primary factors BAM considers when determining the desirability of investing in a particular company is the quality and depth of that company’s management. Accordingly, the recommendation of management on any issue is a factor which BAM considers in determining how proxies should be voted.

However, BAM does not consider recommendations from management to be determinative of BAM’s ultimate decision. As a matter of practice, the votes with respect to most issues are cast in accordance with the position of the company’s management. Each issue, however, is considered on its own merits, and BAM will not support the position of a company’s management in any situation where it determines that the ratification of management’s position would adversely affect the investment merits of owning that company’s shares.

General Proxy Voting Guidelines

BAM has adopted general guidelines for voting proxies as summarized below. Although these guidelines are to be followed as a general policy, in all cases each proxy will be considered based on the relevant facts and circumstances. These guidelines cannot provide an exhaustive list of all the issues that may arise nor can BAM anticipate all future situations. Corporate governance issues are diverse and continually evolving and BAM devotes significant time and resources to monitor these changes.

The following guidelines reflect what BAM believes to be good corporate governance and behavior:

Board of Managers. The election of directors and an independent board are key to good corporate governance. Directors are expected to be competent individuals and they should be accountable and responsive to shareholders. BAM supports an independent board of managers, and prefers that key committees such as audit, nominating, and compensation committees be comprised of independent directors. BAM will generally vote against management efforts to classify a board and will generally support proposals to declassify the board of managers. While generally in favor of separating Chairman and CEO positions, BAM will review this issue on a case-by-case basis taking into consideration other factors including the company’s corporate governance guidelines and performance.

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Ratification of Auditors. In light of several high profile accounting scandals, BAM will closely scrutinize the role and performance of auditors. On a case-by-case basis, BAM will examine proposals relating to non-audit relationships and non-audit fees. BAM will also consider, on a case-by-case basis, proposals to rotate auditors, and will vote against the ratification of auditors when there is clear and compelling evidence of accounting irregularities or negligence attributable to the auditors.

Management & Director Compensation. A company’s equity-based compensation plan should be in alignment with the shareholders’ long-term interests. BAM evaluates plans on a case-by-case basis by considering several factors to determine whether the plan is fair and reasonable. BAM will review on a case-by-case basis any shareholder proposals to adopt policies on expensing stock option plans, and will continue to closely monitor any future developments in this area.

Anti-Takeover Mechanisms and Related Issues. BAM generally opposes anti-takeover measures since they tend to reduce shareholder rights. However, as with all proxy issues, BAM conducts an independent review of each anti-takeover proposal.

Changes to Capital Structure. BAM realizes that a company’s financing decisions have a significant impact on its shareholders, particularly when they involve the issuance of additional shares of common or preferred stock or the assumption of additional debt. BAM will carefully review, on a case-by-case basis, proposals by companies to increase authorized shares and the purpose for the increase. BAM will generally not vote in favor of dual-class capital structures to increase the number of authorized shares where that class of stock would have superior voting rights. BAM will generally vote in favor of the issuance of preferred stock in cases where the company specifies the voting, dividend, conversion and other rights of such stock and the terms of the preferred stock issuance are deemed reasonable. BAM will review proposals seeking preemptive rights on a case-by-case basis.

Mergers and Corporate Restructuring. Mergers and acquisitions will be subject to careful review by the research analyst to determine whether they would be beneficial to shareholders. BAM will analyze various economic and strategic factors in making the final decision on a merger or acquisition. Corporate restructuring proposals are also subject to a thorough examination on a case-by-case basis.

Social and Corporate Policy Issues. As a fiduciary, BAM is primarily concerned about the financial interests of its BAM’s Clients. BAM will generally give management discretion with regard to social, environmental and ethical issues although BAM may vote in favor of those issues that are believed to have significant economic benefits or implications.

Proxy Procedures

BAM is fully cognizant of its responsibility to process proxies and maintain proxy records pursuant to SEC rules and regulations. In addition, BAM understands its fiduciary duty to vote proxies and that proxy voting decisions may affect the value of shareholdings. Therefore, BAM will attempt to process every proxy it receives for all domestic and foreign proxies. However, there may be situations in which BAM cannot vote proxies. For example, if the cost of voting a foreign proxy outweighs the benefit of voting, BAM may refrain from processing that vote. Additionally, BAM may not be given enough time to process the vote. For example, BAM may receive a meeting notice from the company too late, or may be unable to obtain a timely translation of the agenda. In addition, if BAM has outstanding sell orders, the proxies for those meetings may not be voted in order to facilitate the sale of those securities. Although BAM may hold shares on a company’s record date, should it sell them prior to the company’s meeting date, BAM ultimately may decide not to vote those shares.

The following describes the standard procedures that are to be followed with respect to carrying out BAM’s proxy policy:

BAM will identify all clients, maintain a list of those clients, and indicate those clients who have delegated proxy voting authority to BAM. BAM will periodically review and update this list.

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In determining how to vote, the relevant portfolio manager(s) will consider the General Proxy Voting Guidelines set forth above, their in-depth knowledge of the company, and any readily available information and research about the company.

BAM is responsible for maintaining the documentation that supports Company’s voting position. Such documentation will include, but is not limited to, any information provided by proxy service providers, and, especially as to non-routine, materially significant or controversial matters, memoranda describing the position it has taken, why that position is in the best interest of its clients (including separate accounts such as ERISA accounts as well as mutual funds), an indication of whether it supported or did not support management and any other relevant information. Additionally, BAM may include documentation obtained from the research analyst, portfolio manager and/or legal counsel.

BAM will prepare reports for each client that has requested a record of votes cast. The report will specify the proxy issues that have been voted for the client during the requested period and the position taken with respect to each issue. BAM will send one copy to the client, will retain a copy in the client’s file and will forward a copy to the appropriate portfolio manager.

BAM will ensure that all required disclosure about proxy voting of the investment BAM’s clients is made in such clients’ disclosure documents.

Periodically, BAM will verify that:

All annual proxies for the securities held by Company Clients have been received;

Each proxy or a sample of proxies received has been voted in a manner consistent with these Procedures and the Proxy Voting Guidelines;

Adequate disclosure has been made to clients and fund shareholders about the procedures and how proxies were voted; and timely filings were made with the SEC related to proxy voting.

Proxies for Other Investment Companies

BAM serves as investment adviser to open-end investment companies established as exchange traded funds (“ETFs”) under the Northern Lights Fund Trust IV (“ETF Client”). The ETF Client may make investments in other investment companies that are not affiliated (“Underlying Funds”). The ETF Client is required by the 1940 Act to handle proxies received from Underlying Funds in a certain manner. Subject to participation agreements with certain Underlying ETF issuers that have received exemptive orders from the SEC allowing investing funds to exceed the limits set forth in Section 12(d)(1)(A) and (B) of the 1940 Act, BAM will mirror vote proxies when required to do so by participation agreements and SEC orders. Specifically, when the ETF clients, BAM, any person controlling, controlled by, or under common control with BAM, and any 3(c)(1) or 3(c)(7)fund managed by BAM (the “Advisory Group”) hold, in the aggregate, 25% or more of the shares of the Underlying Fund, such shares will be voted in the same proportion as the vote of all other holders of shares of the Fund. After properly voted, the proxy materials are placed in a file maintained by the Chief Compliance Officer for future reference.

If an ETF Client invests in Underlying Funds that do not have an exemptive order allowing investing funds to exceed the limits set forth in Section 12(d)(1)(A) and (B) of the 1940 Act, BAM will mirror vote proxies received from the Underlying Fund in order to rely on Section 12(d)(1)(F).

Recordkeeping

BAM is responsible for maintaining appropriate proxy voting records. Such records will include, but are not limited to, a copy of all materials returned to the issuer and/or its agent, the documentation described above, listings of proxies voted by issuer and by client, and any other relevant information.

The Chief Compliance Officer and the Institutional Projects Manager is responsible for ensuring that all proxies received by BAM are voted in a timely manner and in a manner consistent with the established BAM’s policies.

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Although the majority of proxy proposals can be handled in accordance with BAM’s established proxy policies, BAM recognizes that some proposals require special consideration that may dictate that exceptions are made to its general procedures.

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